Exhibit 99.1

ePunk Announces Q3 and Nine Month Financial Results

-	Three month revenues up 27% sequentially and 272% on a year-over-year basis

SAN CLEMENTE, Calif., August 27, 2012 -- ePunk, Inc. (PINK SHEETS: PUNK.PK), a distributor of power sports products, accessories and related services through CountyImports.com, today announced financial results for the third quarter ended June 30, 2012, as filed late, on August 27, 2012, with the Securities and Exchange Commission.

Revenues for the three month period ended June 30, 2012 were $672438, an increase of approximately 27% over the previous quarter and 272%, or $491,971 over the same period last year. Gross profit for the three months ended June 30, 2012 was $107,664 compared to $60,794 and $18,984 respectively. Gross margins improved to 16% in the most recent quarter over 11.4% in the prior quarter ended March 31, 2012.

During the nine months ended June 30, 2012 revenues and gross profit totaled $1,430,412 and $203,000

Actual operating expenses and operating costs excluding stock compensation and as a percentage of revenue were $90,639 or 61.1%; $119,195 or 52.6%; $131,787 or 24.8% and $304,903 or 45.3%  in each of the past four quarters ending September 30, 2011, December 31, 2011, March 31, 2012 and June 30, 2012 respectively. Excluding stock compensation, operating costs increased $173,116 from the three months ended March 31, 2012 to the three months ended June 30, 2012 as a result of an increase in personnel costs of $54,958, increase in professional fees of $64,369, increase in sales and marketing costs of $37,934 and $15,855 increase in other operating costs.

As a result of the foregoing, for the three months ended June 30, 2012 and 2011, the Company recognized a net loss of $519,158 and net income $2,788, respectively. During the nine months ended June 30, 2012, the Company recognized a net loss of $753,919. Excluding stock based compensation, the Company's net loss for the three and nine months ended June 30, 2012 was $281,058 and $515,819, respectively.

Jesse Gonzales, CEO of ePunk, stated that “We continue to show strong sequential and year-over-year revenue growth, which we believe is an indication that demand for our products continues to grow. We are committed to building the power sports industry’s leading online retail destination, and to building shareholder value in our Company.”

About ePunk:

Based in Dana Point, California, ePunk, Inc.  is a leading distributor, which through its County Imports brand, offers competitively priced power sports products serving North American to consumers online and through its brick-and-mortar location based in Southern California.  For more information about ePunk, or any of its online businesses: www.BidPunk.com, www.CountyImports.com,  www.CountyImportParts.com, www.CountyCruisers.com, www.PCHRides.com, or www.ViperSportUSA.com, go to www.ePunkinc.com.

Forward-Looking Statements

This release contains forward-looking statements, including, without limitation, statements concerning our business and possible or assumed future results of operations. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons including: our ability to continue as a going concern, adverse economic changes affecting markets we serve; competition in our markets and industry segments; our timing and the profitability of entering new markets; greater than expected costs, customer acceptance of our products or difficulties related to our integration of the businesses we may acquire; and other risks and uncertainties as may be detailed from time to time in our public announcements and SEC filings. Although we believe the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and our future results, levels of activity, performance or achievements may not meet these expectations. We do not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in our expectations, except as required by law. There is no assurance that a definitive agreement will be completed.

Contact:

Jesse Gonzales
ePunk, Inc.
949-415-6724